EXHIBIT 99.2

Inuvo, Inc. Q2 2026 August 11, 2026

Operator

[Operator Instructions]

Katie Cooper

Thank you, operator, and good afternoon. I'd like to thank everyone for joining us today for the Inuvo Second Quarter 2026 Shareholder Update Call.

Today, Inuvo's Chief Executive Officer, Rob Buchner; and Chief Financial Officer, Wally Ruiz, will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-Q with the Securities and Exchange Commission this evening.

Before we begin, I'd like to remind you that the statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov. The company makes no commitment to disclose any revisions to forward-looking statements or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussions will include references to non-GAAP measures. The company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I will now turn the call over to CEO, Rob Buchner.

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Inuvo, Inc. Q2 2026 August 11, 2026

Rob Buchner

Thank you, Katie. Good afternoon everyone, and thanks for joining the call. I’ll begin today with brief remarks on our second quarter results and our progress on the key tenets of our growth agenda. Then I’ll hand the call over to Wally for a review of the financials and our recent capital raise. I will then close with a few thoughts and open the call for your questions.

Beginning with our Second Quarter Results.

Second quarter results tell a story that continues to underscore the strategic choices we made over the last several months. Audience Modeling revenue increased 19% from a year ago, driven once again by deepening investment from existing clients and recent client wins. At the same time, Legacy Search revenue has had a slower-than-expected revenue recovery, reflecting ongoing industry-wide disruption.

These dynamics are emblematic of a broader structural evolution occurring across the open web. Digital advertising is undergoing a fundamental shift away from an 'Identity Economy'—which relies on degrading personal IDs, third-party cookies, and static historical segments—toward a 'Context Economy'.

As match rates fall and tracking mechanisms fail, chasing whosomeone was yesterday is yielding diminishing returns. Value on the open web is migrating to platforms that understand whatis happening around a user in real time. Contextual signals from content being consumed in-the-moment, mapped with broader patterns of collective interest, are far better predictors of consumer motivation and true engagement. The old open web search model is fracturing, but the flight to quality, context, and immediate user intent is exactly the race IntentKey was built to win. The speed of this change underscores the urgency for execution against a backdrop of favorable dynamics for our algorithm.

Said simply, the marketplace is more receptive to our value proposition than ever before.

With respect to Legacy Search, an honest look resulted in some tough decisions this quarter. We further lowered Legacy Search headcount and right-sized the operation to a level we believe is sustainable. These decisions weren’t easy, but they were the right moves. And they free us to concentrate fully on what matters: building a cleaner, more profitable business with IntentKey at its center.

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Inuvo, Inc. Q2 2026 August 11, 2026

We also executed financing transactions totaling $13 million, enabling us to strengthen our balance sheet and pay off existing debt, all while providing needed working capital for the business.

Today, I am confident we’re now operating from a stronger position, fewer distractions and a greater cash runway, giving us more time and resources to pursue the significant opportunity in front of us with full conviction. I’ll be frank: there is still a lot to do. But now, we are better equipped to elevate our IntentKey offering and drive higher-margin, compounding growth into the business.

I want to take a few minutes to review the progress we’ve made on our strategic pillars and frame up our priorities for the back half of the year.

As a reminder, our 4 strategic pillars are:

•	Go-to-market focus,
•	Raising IntentKey’s industry profile,
•	Continuing product innovation, and
•	High-margin growth.

Turning to our Go-to-Market Focus.

Since January, we’ve overhauled our sales organization, bringing in enterprise-grade talent with deep programmatic experience and brand-direct relationships. These individuals are now fully embedded in our organization and raising the bar on every aspect of our commercial execution. Inuvo is also strengthening its marketing automation, vertical positioning, and sales enablement to support this expanded commercial organization. These go-to-market upgrades are accelerating test-to-expansion conversion and turn IntentKey’s differentiated audience intelligence into scalable, recurring growth.

And we’re seeing tangible commercial activity as a result. During the second quarter, we brought on five new brand-direct relationships, including two new Fortune 500 companies that are now completing the pilot phase. At the same time, our upskilled sales team is advancing opportunities across Government and specialized workforce recruitment, Healthcare, Automotive, Travel, and Entertainment.

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Inuvo, Inc. Q2 2026 August 11, 2026

A number of these opportunities are following the test-to-expansion model we are building, beginning with targeted pilots that can scale into broader enterprise relationships based on performance. We are also seeing agency relationships create opportunities to expand beyond individual campaigns and brands into broader portfolios.

Importantly, we are building this growth across three distinct routes to market:

•	managed service for more complex enterprise campaigns,
•	self-service for direct activation, and
•	portable data and white-label solutions for channel partners.

We’re also experiencing deeper adoption in self-service, including increased campaign activity, repeat utilization, broader cross-platform activation, and additional enterprise brands activating through brand-direct Private Marketplaces.

That breadth matters. It gives us multiple ways to monetize the same underlying IntentKey intelligence based on how an advertiser, agency, or partner prefers to work with us.

We’re also looking at new strategic applications of IntentKey signal intelligence beyond traditional product advertising. Specifically, we’ve announced expansions into workforce recruitment marketing and healthcare open enrollment. Both of which suffer from the same structural dysfunction plaguing consumer advertising.

For workforce recruitment, the market is hungry for disruptive, effective technologies. The war for specialized, high-value talent drives billions in annual recruitment marketing spend. But the tools - job boards, applicant databases, static segments – are inefficient and ineffective in areas of tight labor supply, including the skilled trades in the manufacturing sector that are increasingly in demand. IntentKey’s ability to identify prospective candidates - with precision - before other competing employers - gives us a compelling value proposition in a market where legacy tools are becoming less and less effective. IntentKey can identify vocational interests before that person realizes they’re an actual candidate.

Likewise, as open enrollment approaches, we have launched a coordinated go-to-market plan to drive acquisition during what is effectively an annual market-share event for health insurers. Last year, 30% of the 23 million people who entered the marketplace switched carriers. Following our successful 2025 pilot with Blue Shield of California, IntentKey demonstrated its ability to identify and target intent well before purchasing decisions are made—allowing insurers to win market share before the market becomes saturated. Crucially, because IntentKey requires no personal IDs, it offers a secure, compliant technology to capture subscriber growth across a $150 billion addressable market.

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Inuvo, Inc. Q2 2026 August 11, 2026

These are just two examples of how we are opening the aperture on the strategic application of IntentKey to drive a greater addressable market and a more diversified, compounding revenue pipeline.

Turning to our next strategic pillar: Raising IK’s industry profile.

After a busy quarter rationalizing costs and securing financing, we now have the bandwidth and the momentum to tell the IntentKey story more broadly, and our third quarter calendar reflects this focus. From an industry perspective, we will be attending both the Marketecture live conference in Chicago as well as the Programmatic IO conference in New York, both in September. These conferences are important venues to demonstrate our technology leadership, communicate our market differentiation, and engage industry influencers who are at the forefront of emerging trends in marketing technology. We also have investor events planned for the third and fourth quarters. We will announce more details as they are available.

As you may remember from our May call, we launched our new intentkey.com website early in the second quarter. I’m pleased to say this site, which showcases the IntentKey platform through interactive tutorials, test drives and a clearly articulated value proposition, appears to be resonating.

Following the launch, new users increased by more than 300%. We also saw a nearly tenfold increase in activity around generated audience models, reflecting greater use of the technology across both external engagement and internal sales and client-support efforts.

We continue to be very active in our marketing efforts and look forward to providing more color on our third quarter call.

Turning to Continuous Product Innovation.

In today’s market, speed, accessibility, and real-time execution are increasingly in demand. We continue to refine and innovate around IntentKey, building upon the significant R&D foundation behind the technology and the years of research that preceded its commercialization.

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While still early, I’m pleased to say we are in the advanced testing phases of a new Model Context Protocol, or MCP server that would allow us to bring IntentKey intelligence directly into AI-native and agentic workflows like Claude and ChatGPT.

Once ready, this protocol-based integration would make IntentKey a more portable signal-intelligence layer — meeting customers and their AI agents where they already operate. In turn, delivering net-new demand intelligence within the workflows they already use.

We believe this has the potential to remove an important barrier to adoption. Rather than requiring users to leave their existing workflow and enter a separate interface to access IntentKey intelligence, MCP gives us a path to make that intelligence available wherever customers are already working. This native integration is an important part of how we see IntentKey evolving.

Lastly, our fourth strategic pillar: High-margin growth.

As I discussed in my opening remarks, we’ve made several important strategic moves to lengthen our cash runway and position the business to support higher-margin growth, including rationalizing our Legacy Search business and raising capital, both of which advance our progress on this strategic pillar.

With respect to Legacy Search, the rationalization of our revenue and our support infrastructure, while painful, frees us from the pressures caused by a business that was generating negative net margins and a net cash burn, and for which a viable path for full recovery was becoming less likely as the industry continues to shift. To be clear: Legacy Search remains a part of our business. But we are now operating from a cleaner, more resilient foundation – one that generates better margins and positive cash flow and no longer weighs on our ability to invest behind my long-term strategic vision.

With respect to our recent capital transactions, we secured $13 million that enabled us to repay existing debt and secure working capital, which we can use to advance our IntentKey offering and execute on our strategic vision.

More recently, in July, we sold Ranger, our AI-powered quality assurance tool, subject to a 60-day trial period. In exchange, we will receive $450 thousand and a perpetual use license that enables us to continue using this technology within our Legacy Search business.

Together, these moves enable us to concentrate fully on execution with the financial flexibility to invest in our core priorities. We are moving with urgency, remaining prudent with our spending, and building with conviction towards a stronger, higher-margin, more resilient Inuvo.

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Inuvo, Inc. Q2 2026 August 11, 2026

As you saw in the press release this afternoon, Wally will be retiring from Inuvo after 16 years of steady, capable leadership, collaboration, and prudent financial stewardship. I’ve been so fortunate to have Wally beside me through what has been one of the most consequential periods in this company’s history. I’m grateful for his insight and cool-headedness as we’ve made tough decisions to rationalize the Bonfire business, raise capital, and reposition the company to benefit from the sea changes in the industry. Wally’s last day as CFO will be August 17, when industry veteran Derric Ciccone will start as our new President and CFO. More on that shortly. I’m pleased to say that Wally will remain with us through the end of the year, serving in an advisory role to the company. Wally, you will be missed. Thank you for all you’ve done for Inuvo. It has been a true pleasure working and leading with you.

Thanks, Wally. Over to you.

Wallace Ruiz

Thanks, Rob. It has been a pleasure. I will miss the team here, but am confident you’ll be in good hands.

To those listening: good afternoon and thank you for joining us. I'll begin with a review of the quarter’s financial results. We'll touch on liquidity and the outlook, and then I'll turn the call back to Rob.

Second quarter results reflect the ongoing impacts of our strategic pivot as we right-sized the Legacy Search business while growing Audience Modeling.

Second quarter revenue was $7.5 million, down 67% compared with the record revenue we experienced in the second quarter last year. This decline was due entirely to lower Legacy Search revenue, which was down 80% compared to the year-ago second quarter, reflecting the continued impacts of the fourth quarter Bonfire reset and ongoing industry-wide pressure on open web search.

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Inuvo, Inc. Q2 2026 August 11, 2026

For Audience Modeling, revenue was up 19% in the second quarter compared with the same quarter last year due to recent client wins and deepening commitment from existing IntentKey customers.

The change in revenue mix resulted in the second quarter gross margin of 44% compared with 75% in the year-ago second quarter. This is primarily driven by the contraction in Legacy Search.  As a reminder, much of the Legacy Search expense is marketing and is therefore recognized in operating expenses, yielding a higher gross margin than Audience Modeling, Audience Modeling expenses are largely reflected in cost of revenue.  Historically, from an operating margin perspective, Audience Modeling is more profitable than Legacy Search.

Second quarter operating expenses were $6.4 million in the second quarter, down $12.8 million, or 67%, from the second quarter of last year. This decline was entirely due to lower Legacy Search revenue which drove down traffic acquisition and compensation costs. Compensation costs were $337 thousand lower in this year's quarter compared to last year in spite of a $470 thousand severance charge. Our headcount at June 30, 2026 was 51, this compares to 82 at June last year. Most of the reduction in headcount was associated with Legacy Search.

At the end of the quarter, we executed a pair of financing transactions with combined gross proceeds of $13 million.  The financing consisted of two discreet transactions:

-	The first was a purchase agreement, consisting of two underlying notes with combined gross proceeds to Inuvo of $10.3 million. Inuvo received $3.8 million from these notes on June 29, 2026, which the Company used to repay and retire our outstanding convertible promissory note and our receivables-based credit facility. The remaining cash received after the extinguishment of debt was retained for working capital purposes.
-	The second transaction closed in early July, was a registered direct offering of common stock and pre-funded warrants, yielding gross proceeds to the company of roughly $3 million.

 As a result of these transactions, we recognized a charge of $870 thousand in other income and expense during the quarter, representing the combined effect of a loss on extinguishment of the convertible promissory note and the working capital line of credit.

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Inuvo, Inc. Q2 2026 August 11, 2026

Net loss for the quarter was $4 million, or $0.27 per share, compared with a loss of $1.5 million, or $0.10 per share, in the second quarter of last year.

We ended the quarter with $886 thousand in cash and cash equivalents and $6.2 million in restricted cash.  Our previous financing, a convertible promissory note and a receivables-based credit facility, had been extinguished by the quarter end.

Note that our quarter end balance sheet does not reflect the $3 million purchase and sale of common stock and pre-funded warrants that closed in July. It also does not reflect monies received for the sale of Ranger, which also closed in July.

Before I hand the call back over to Rob, I want to give some color about how we are thinking about the balance of the year.

-	We continue to forecast year-over-year revenue growth for Audience Modeling for 2026, driven by a healthy sales pipeline.
-	We continue to expect quarterly Legacy Search revenue to improve for the balance of the year, with quarter-over-quarter improvement in margins and cash flow.
-	We expect operating expenses to remain lower year-over-year, primarily as a result of lower traffic acquisition costs associated with lower Legacy Search revenue as well as lower compensation costs as we start to realize the cost savings from recent headcount reductions.

With that, I'll turn the call back over to Rob.

Rob Buchner

Thanks, Wally.

Before I wrap up, I want to take a minute to tell you a bit about our incoming President and CFO, Derric Ciccone and celebrate the promotion of Aleesha Parris to Chief Accounting Officer.

Derric is an industry veteran that is uniquely equipped to lead through Inuvo’s next chapter. He is an industry veteran who has spent his entire career at the intersection of marketing, digital media and adtech — and he brings to Inuvo a rare combination of strategic vision and operational precision. Most recently, Derric served as Global CFO and COO of Omnicom's commerce group, a multi-billion-dollar division of one of the world's largest marketing organizations, where he delivered sustainable improvements across business operations, profitability and revenue growth. He also brings meaningful experience in corporate development that will matter as we scale. Derric's first day is August 17, and I could not be more excited to welcome him to the team.

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Inuvo, Inc. Q2 2026 August 11, 2026

I also want to take a moment to celebrate Aleesha Parris, whose promotion from Controller to Chief Accounting Officer is eleven years in the making – eleven years of exceptional dedication, leadership, and hard work that have positively impacted and strengthened our organization. This promotion is well-deserved and I’m excited to see her flourish in her new role.

With Derric stepping in as President and CFO and Aleesha stepping up as Chief Accounting Officer, we will have a financial leadership team whose strength is built on leveraging their complementary strengths, ensuring both strategic financial management and operational depth. Add to that the high-caliber talent we’ve hired on the sales side, and I believe we are building a team that can execute. The opportunity in front of us requires not just the right technology and the right strategy, but the right team. And I believe we are assembling exactly that.

To close, the underlying landscape of the digital media ecosystem is undergoing a permanent, structural realignment. AI-driven search and walled gardens are keeping users within closed environments, while cookie loss and degraded match rates are dissolving traditional identity targeting across the open web.

This macro environment plays directly to IntentKey's structural design. IntentKey isn't an incremental update to legacy adtech; it is a fundamentally distinct, context-first architecture built to prosper in identity-blind environments. Rather than relying on historical clickstreams or static audience profiles that fail as identity resolution degrades, IntentKey's Large Language Model interprets semantic context and user mindset in real time, as intent is actively forming.

In a Context Economy where supply is scarce and expensive, advertisers cannot afford to chase ghost profiles with high data waste. They need the precision, speed, and real-time execution that IntentKey provides to win high-intent inventory before it becomes out of reach. With a longer cash runway, an optimized cost structure, and an industry landscape moving directly toward our core technology, we believe we have significant room to run. And we intend to.

I look forward to updating you on our progress.

Operator, I would now like to turn the call over to Q&A.

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